PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

                        SCHEDULE 14a INFORMATION
             Proxy Statement Pursuant to Sections 14(a) of the
                 Securities Exchange Act of 1934

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14(a)-12
__________________________________________________________________

                       Westmoreland Coal Company
__________________________________________________________________

             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

__________________________________________________________________

              (Name of Person(s) Filing Proxy Statement,
               if other than the Registrant)

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The following is added text of a Web Site at
freedomforshareholders.com.




             Westmoreland Committee to Enhance Share Value
                         Post Office Box 4004
                         Merrifield, VA 22116
                 http://www.freedomforshareholders.com


                            May 10, 1999

Dear Fellow Westmoreland Shareholder:

You have a rare opportunity to be part of the shareholder movement that removes the current management of Westmoreland
Coal Company, which we believe is out of touch with shareholders' anger and interests.

Vote with us for change by casting your BLUE proxy card before May 12.

Time is running short: If you haven't already done so, call your broker to vote your BLUE card(s) or fax them to DF King & Co., Inc. at (212) 809-0692. Call (800) 628-8538 if you need assistance voting your shares.

WE ASK THAT YOU CONSIDER THE FOLLOWING WHEN VOTING YOUR SHARES

Less than a month out from bankruptcy, Westmoreland's current Board of Directors approved a round of bonuses for salaried management and employees totaling $2.6 million in cash and, according to the amended annual report of Form 10-K filed with the SEC on March 23, 1999, granted 95,000 shares of restricted stock and 95,000 stock options. In a later amended Form
10-K filed on March 29, 1999, those amounts were changed to 40,000 shares of restricted stock and 65,000 stock options, granted to employees and one officer. We do not know the reason for this change. Of the $2.6 million in cash awards, the Company's President, Chairman of the Board and Chief Executive Officer, Christopher K. Seglem, was paid a cash bonus of $667,000 - 200 percent of his annual salary - bringing his annual cash compensation to more than $1 million. The other three most highly paid executive officers received an aggregate of $700,000 in cash bonuses. The Equity Committee's counsel agreed to the payment of $1.3 million in bonuses to senior management. NEVERTHELESS, DO YOU REALLY THINK THESE BONUSES WERE JUSTIFIED?

Of the 186,016 shares of common stock that Mr. Seglem beneficially owns in Westmoreland, 183,000 are options to buy additional shares. The remaining 3,016 common shares (and 24 depository shares) that are in his tax-advantaged 401k plan represent the sum total of Mr. Seglem's investment in Westmoreland. The five nominees chosen by management to represent the Common Shareholders, including Mr. Seglem, actually own 32,568 shares of Common Stock and 3,224 Depositary Shares. Ironically, The two persons nominated by management to represent the Depositary Shareholders own 1,051,054 shares of Common Stock and 45,372 Depositary Shares. Three of our nominees who are not members of the Committee and were asked to serve as nominees for their special qualifications, each owns only a nominal amount of recently acquired shares. Our remaining nominees, who are also the members of the Committee, own a little more than 1,300,000 Common Shares and approximately 40,000 Depositary Shares.
Inasmuch as we are not represented on the Board, we find it surprising and disturbing that, if it were not for the Common Stock ownership of Messrs. Killen and Sight - management's Depositary Share nominees - we own vastly more stock than management's nominees.

Management's two-year tactical bankruptcy incurred $10 million in expenses, and plunged the value of our shares to record lows. When it was all said and done, we believe management gained little towards its original objective of reducing Company obligations to the UMWA Funds. In fact, when the smoke cleared, the Company (according to its summary of the Master Agreement in Note 1 to its financial statements):

     Agreed to pay in full all arrearages, with interest, under the Coal Act

     Agreed to pay what we consider a staggering $4 million
     UMWA expense reimbursement

     Agreed to a contingent promissory note to pay the Funds up to an additional $12M

     Agreed to reinstate its Individual Employer Plan for 1992
     Plan retirees

     Agreed to pay its future obligations to the Funds as and when due

     Agreed to resolve the UMWA 1974 Pension Trust claim for $13.8 by submission to arbitration, as provided by law

     Agree to secure its obligation to provide retiree health benefits under the 1992 Plan by posting a $20.8 million bond, as required by the Coal Act

     Agree to secure its obligations to the Funds with a $12
     million Contingent Promissory Note (decreasing to $6 million in 2002) plus other security

     Agreed not to challenge the Coal Act in court or through legislation

     Agreed to make payments for retiree health benefits as if it continued to be obligated under the 1993 UMWA Wage
     Agreement for five years, and indefinitely after that period unless it can get a ruling from a court of competent jurisdiction that it is not obligated to make further payments.

Yes, your the Equity Committee, of which three of our nominees were members, reluctantly signed off on the Master Agreement. However, this was only after they were advised by counsel that the Company and the Funds were in agreement and would probably be successful in having their plan for dismissal approved without the Equity Committee's participation. At this point, the Equity Committee insisted upon, and got, a commitment from the Funds to pay $125,000 toward this proxy contest and the commitment of the Company (i) not to change its corporate governance documents until after the conclusion of this Special Meeting and, (ii) to make the recently concluded tender offer for the Depositary Shares. However, at all times the three members of the Equity Committee who are nominees in this contest felt that management accomplished little in its negotiations with the Funds and with its handling of the bankruptcy case.

To enable real change, we believe that the current Board of Directors must be replaced. Of the five incumbents on the Board of Directors representing common stock shareholders, three have reigned at Westmoreland for more than 20 years.

Vote for our slate of new Directors by signing, dating, and returning a BLUE proxy card.


Please consider our plans for the Company:

    a.. Sale of all IPPs. The Committee proposes selling Westmoreland's remaining IPPs as soon as practicable, consistent with obtaining fair market value for the assets. We believe that the current, but probably temporary, market environment of under-capacity in the electricity sector has escalated IPP market valuations to the point that very favorable selling prices can be obtained and assuming that necessary approvals of the UMWA Funds can be obtained. We have also retained the expert advice of Bodington & Company -- a management and financial consulting firm serving the electric power industry to develop a strategy for obtaining maximum revenues possible for Westmoreland's remaining IPP assets. The federal Coal Act in effect makes any purchaser of an IPP liable for any existing claims the affected Funds might have against the Company which are related to that property. This liability to the purchaser may be waived by the affected Funds. Since it is unlikely that a prospective purchaser will purchase an IPP without this waiver, any sale of the IPPs will require the approval of the affected UMWA Funds and the Committee has no assurance that the approval will be granted. The Committee believes that the Funds support a corporate strategy of the sale of the IPPs, assuming that the terms and conditions for such sale are favorable, but their express consent has not been obtained.

    a.. Expansion of Surface Mining Operations. The Committee proposes substantially increasing production and marketing of Westmoreland's coal assets in the Powder River Basin near Hardin, Montana and attempting to negotiate lower rail transportation rates.

    a.. Closing Executive Headquarters. The Committee would reduce overhead costs by reducing the number of Westmoreland's salaried executives in Colorado Springs, relinquishing the headquarters space, and managing the company through its subsidiaries. There are no Westmoreland operations in or near Colorado Springs, Colorado.

  We invite you to read on our web site a history of management's performance in bankruptcy.

  Vote BLUE to elect our Directors to implement our plan FOR increasing share value!

 Fellow shareholders -- you may never have this opportunity again. We are championing the cause of increasing the value of your shares. Vote now for change in Westmoreland management. Move them out and let us move on. Enough is Enough!

Members
Westmoreland Committee to Enhance Share Value





    The election is May 12.

      It is urgent that you call your broker to vote your BLUE proxy card(s) or fax your card(s) to our proxy solicitor DF King
& Co, Inc. at (212) 809-0692. Call toll-free 800-628-8538 if you need assistance in voting your shares.

      We urge you NOT to sign any white proxy cards sent to you by Westmoreland management. If your have already done so, you may cancel that vote by signing, dating, and returning you BLUE proxy card(s). Only your latest dated proxy counts. Remember each account you own must be voted separately.

      Join us. Regardless of how many shares you own, your vote is important to us. We need your vote.